REO Status

As Of:	11/4/02		ROCK 2001-C1

Property ID	Borrower Name	Property Type	City	State	Sq Ft	Paid to Date	Ending Scheduled Balance	Total P&I Advances to Date	Total Expenses to Date	Other Advances (Taxes & Insurance)	Total Exposure	Current Monthly P&I	Maturity Date	LTM NOI Date	LTM NOI	LTM DSCR	Cap Rate Assigned	Valuation / Appraisal Date	Value using NOI & Cap Rate	Appraisal / BPO or Internal Value	Loss Using 92% Appraisal or BPO	Estimated Recovery %	Total Appraisal Reduction Realized	Special Servicing Transfer Date	REO Acquisition Date	Pending Resolution Date	Comments

NONE

Last Updated on 11/22/02
By LSancho